EXHIBIT 10.2

AMENDMENT NO. 6 TO THE
MONSANTO COMPANY
ERISA PARITY SAVINGS AND INVESTMENT PLAN
(As Amended and Restated as of December 31, 2008
and Subsequently Amended through June 11, 2012)

WHEREAS, Monsanto Company, a Delaware corporation (the "Company"), maintains the Monsanto Company ERISA Parity Savings and Investment Plan (as amended and restated as of December 31, 2008 and subsequently amended through June 11, 2012) (the "Plan") for the benefit of its eligible employees;

WHEREAS, the Plan was subsequently amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, and Amendment No. 5;

WHEREAS, pursuant to Section 10 of the Plan, the Company, acting through the Internal People Committee or its delegate, reserved the right to amend the Plan from time to time; and

WHEREAS, the Company desires to amend the Plan to provide that the Participant's SIP Parity Account will accrue interest upon a Participant's Termination of Employment and whether or not the Participant has incurred a Separation from Service, at a rate equal to the average of the monthly averages of the Moody BAA bond index for the preceding Plan Year.

NOW, THEREFORE, effective December 1, 2015

1.Section 4.4 is restated in its entirety to read as follows:

"4.4 No Investment Election After Termination of Employment. The following rules apply to a Participant Investment Election upon his Termination of Employment:

(a)
With respect to a Participant who incurs a Separation from Service prior to December 1, 2015: (i) the Participant's Investment Election with respect to his SIP Parity Account shall expire on the last day of the calendar month coincident with or next following such Participant's Separation from Service, and (ii) effective on the first day of the calendar month following such Participant's Separation from Service and ending on the date distribution of his SIP Parity Account commences, his SIP Parity Account shall be credited with interest at a rate equal to the average of the monthly averages of the Moody BAA Bond index for the preceding year.

(b)
With respect to a Participant who incurs a Termination of Employment on or after December 1, 2015: (i) the Participant’s Investment Election with respect to his SIP Parity Account shall expire on the last day of the calendar month coincident with or next following his Termination of Employment, and (ii) effective on the first day of the calendar month following the Participant’s Termination of Employment and ending on the date distribution of his SIP Parity Account commences, his SIP Parity Account shall be credited with interest at a rate equal to the average of the monthly averages of the Moody BAA Bond index for the preceding year.

(c)
Notwithstanding the provisions of (a) or (b) above, any Participant who incurred a Termination of Employment prior to December 1, 2015 but did not incur a Separation from Service as of that date shall be given the ability to elect, no later than January 31, 2016, that (i) his Investment Election with respect to his SIP Parity Account expire as of January 31, 2016, and (ii) effective as of February 1, 2016 and ending on the date distribution of his SIP Parity Account commences, his SIP Parity Account be credited with interest at a rate equal to the average of the monthly averages of the Moody BAA Bond index for the preceding year. In the event such Participant fails to timely make such election, the provisions of subsection (a) above shall remain in effect until such time as the Participant’s Separation from Service."

2.Except as otherwise expressly set forth in this Amendment No. 6 to the Monsanto Company ERISA Parity Savings and Investment Plan, all other provisions of the Plan shall remain in full force and effect.